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                                                                      EXHIBIT 18

July 8, 2004

Endeavour International Corporation
1001 Fannin Street, Suite 1700
Houston, Texas 77002

Ladies and Gentlemen:

We have been furnished with a copy of (i) the consolidated financial statements of Endeavour International Corporation (the "Company") as of December 31, 2003 and 2002, and for the years then ended and for the period from January 13, 2000 (the date of inception) through December 31, 2003 and (ii) the interim consolidated financial statements of the Company as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 all as contained in the Form 8-K dated June 7, 2004 and we have read the Company's statements contained in the notes to the consolidated financial statements. As stated in those notes, the Company changed its method of accounting for oil and gas properties and expenditures to the full cost method from the successful efforts method.

The Company based its decision to change on the following factors, among others.

- During February 2004, the Company completed a series of transactions that significantly transformed the nature and scope of its business. These changes included:

            -     a new management team;

            - a new business strategy of exploration, exploitation and acquisition that will be focused on the North Sea;

            - the acquisition of NSNV, Inc. which possessed the seismic data and management team that will be central to the Company's new strategy; and;

            - a restructuring which resulted in the sale of all interests in U.S. oil and gas properties.

- Prior to February 2004, the Company had no technical exploration and production staff and did not have any production until the fourth quarter of 2003. The only producing property, which had minimal production, was sold in the February 2004 restructuring.

- The Company believes that the full cost method of accounting is more appropriate for an exploration focused company and will more accurately reflect the results of its future operations. The Company believes capitalization of seismic and other exploration technology as well as the cost of all exploratory wells recognizes the value these expenditures add to the exploration program of an exploration focused company and that amortization of these costs over the life of the discovered reserves provides a more appropriate method of matching revenues and expenses related to the Company's exploration strategy.

In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

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Since we were appointed the Company's auditors in April 2004, we have not audited any financial statements of the Company as of any date or for any period, nor have we audited the information set forth in the aforementioned notes to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/KPMG LLP